Exhibit 5.1

Community Bancshares, Inc.

May 24, 2005

Community Bancshares, Inc.

68149 Main Street

Blountsville, AL 35031

Re:	Form S-8 Registration Statement Options granted to certain employees outside of any plan

I am General Counsel of Community Bancshares, Inc., a Delaware corporation (the “Company”), and have advised the Company in connection with the above referenced Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and covering 649,406 shares of the Company’s common stock, $.10 par value (“Common Stock” ), that may be issued pursuant to the exercise of stock options granted to certain employees outside of any plan (the “Options”) and pursuant to the grant of shares of stock to certain advisory directors of the Company (the “Stock Grants “). I am furnishing this Opinion Letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

I have examined the Amended and Restated Certificate of Incorporation of the Company, the Bylaws of the Company, as amended and restated, records of proceedings of the Board of Directors of the Company deemed by me to be relevant to this opinion letter, the Registration Statement and other documents and agreements I deemed necessary for purposes of expressing the opinion set forth herein. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents, and instruments, including certificates of officers of the Company and certificates of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, I have made no independent investigations with regard to matters of fact, and, accordingly, I do not express any opinion as to matters that might have been disclosed by independent verification.

My opinion set forth below is limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution, and I do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent. The only opinion rendered by me consists of those matters set forth in the sixth paragraph hereof, and no opinion may be implied or inferred beyond those expressly stated.

Based on the foregoing, it is my opinion that the 649,406 shares of Common Stock covered by the Registration Statement and to be issued pursuant to the Options and Stock Grants, when

Community Bancshares, Inc.

May 24, 2005

issued in accordance with the terms and conditions of the Options and Stock Grants, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ William H. Caughran
William H. Caughran General Counsel